Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lincoln Electric Holdings Inc.’s 2023 Stock Plan for Non-Employee Directors of our reports dated February 21, 2023, with respect to the consolidated financial statements and schedule of Lincoln Electric Holdings, Inc. and the effectiveness of internal control over financial reporting of Lincoln Electric Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

April 27, 2023